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                   [LETTERHEAD OF GIBSON, DUNN & CRUTCHER]

                                January 31, 1994







(212)  351-4000                                                    C 75259-00048

     Resorts International, Inc.
     Resorts International Hotel Financing, Inc.
     Resorts International Hotel, Inc.
     1133 Boardwalk
     Atlantic City, New Jersey  08401

     Ladies and Gentlemen:

               At your request, we have examined the Registration Statement on Form S-4 (the "Registration Statement") of Resorts International, Inc., a Delaware corporation ("RII"), Resorts International Hotel, Inc., a New Jersey corporation ("RIH"), Resorts International Hotel Financing, Inc., a Delaware corporation ("RIHF"), and P. I. Resorts Limited, a Bahamian corporation ("PIRL"), to be filed in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of (i) $125,000,000 aggregate principal amount of RIHF's 11% Mortgage Notes due 2003 (the "Mortgage Notes"); (ii) the guarantees of RIH relating to the Mortgage Notes; (iii) $35,000,000 aggregate principal amount of RIHF's 11.375% Junior Mortgage Notes due 2004 (the "Junior Notes", together with the Mortgage Notes , the "Notes") issued as units with RII's Class B Redeemable Common Stock, par value $.01 per share (the "Class B Common Stock"); (iv) the guarantees of RIH relating to the Junior Notes; (v) shares of RII's Common Stock, par value $.01 per share (the "RII Common Stock", together with the Class B Common Stock, the "Common Stock"); and
     (iv) the Ordinary Shares, par value $.01% per share, of PIRL (the "PIRL Ordinary Shares"). The Notes, the Common Stock and, under certain circumstances, the PIRL





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     Resorts International, Inc.
     Resorts International Hotel Financing, Inc.
     Resorts International Hotel, Inc.
     January 31, 1994
     Page 2



     Ordinary Shares, along with certain additional consideration, will be exchanged for all of RII's outstanding Senior Secured Redeemable Notes due April 15, 1994, issued in two series, pursuant to that certain Joint Plan of Reorganization under chapter 11 of title 11 of the United States Code proposed by RII, RIH, RIHF, PIRL and GGRI, Inc., a Delaware corporation ("GRI"), for the restructuring of the debt and equity capitalization of RII and GRI.

          We hereby confirm our opinions set forth under the caption "Certain Federal Income Tax Considerations" and summarized under the caption "Summary -- Certain Federal Income Tax Considerations" in the Registration Statement.

               We consent to the use of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption "Certain Federal Income Tax Considerations" in the Registration Statement and the Information Statement/Prospectus which forms a part thereof. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

                                             Very truly yours,


                                         /s/ GIBSON, DUNN & CRUTCHER
                                             GIBSON, DUNN & CRUTCHER